Exhibit 99.1

T.J.T., INC.

FILES FORM 15 TO DEREGISTER ITS COMMON STOCK

WITH THE SECURITIES AND EXCHANGE COMMISSION

EMMETT, IDAHO - February 18, 2005 - T.J.T., Inc. (OTCBB:AXLE.OB) announced today that it has filed a Form 15 with the Securities and Exchange Commission to terminate the registration of the Company’s common stock and suspend its reporting obligations under the Securities Exchange Act of 1934.   The Company is eligible to deregister because it has fewer than 300 shareholders of record.

Upon filing Form 15, the Company’s common stock will no longer be eligible for quotation on the OTCBB.  The Company expects that the common stock will continue to be quoted on the “Pink Sheets” in the over-the-counter market.  The Company expects that the deregistration will become effective within 90 days of filing its Form 15.  As of the date of the filing of Form 15, the Company’s obligation to file reports under the Securities Exchange Act, including Forms 10-K, 10-Q and 8-K, is suspended and future reports will not be available through the SEC EDGAR system.  The Company anticipates providing periodic financial information and audited annual financial statements to shareholders through the Pink Sheets News Service following its deregistration.

The Board of Directors unanimously voted to terminate registration of the Company’s stock after carefully considering the following factors:

•                  the significant cost increases that the Company would incur in 2005 and thereafter associated with continued compliance with the Sarbanes-Oxley Act of 2002, and more specifically with Section 404 of the act;

•                  the ongoing costs associated with the preparation and filing of the Company’s periodic reports with the SEC;

•                  the thinly-traded nature of the Company’s stock;

•                  the lack of need to access the public market for additional capital;

•                  the lack of coverage by analysts of the Company’s common stock.

The Board of Directors has determined that deregistration is in the best interest of the Company and its shareholders.  Deregistration will provide savings of both time and money on a go-forward basis and will allow management to focus on maximizing shareholder value by better utilizing the Company’s resources.

According to Terrence Sheldon, the Company’s President and CEO, “Our Board of Directors has made this decision after carefully considering the costs and the benefits associated with being a 1934 Act reporting company.  We are looking forward to being able to focus our attention and resources on managing the business.”

Established in 1977, T.J.T. is a major provider of recycled axles and tires to the manufactured housing industry. It operates recycling facilities in Idaho, Washington, California and Colorado and serves 13 western states. In addition to the recycling business, T.J.T. manufactures steel hangers and framing components at its Oregon facility. The Company also sells aftermarket products to manufactured housing industry, recreational vehicle industry and residential markets.

This release includes forward-looking statements that are subject to certain risks and uncertainties, which include, but are not limited to, general economic conditions, changes in interest rates, availability of financing for both manufactured home buyers and suppliers, real estate values, adverse weather conditions, the economic viability of our customers and vendors, and availability of qualified employees.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.   Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement.